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                         [Dominion Bridge Letterhead]


FOR IMMEDIATE RELEASE                                NEWS RELEASE


FROM:    LARRY STAUFFER                              COMPANY: FRANCOIS MORIN
         PORTER, LEVAY & ROSE, INC.                       (514) 634-3550
         (212) 564-4700

KUHNS COMMITTEE DETAILED PROPOSAL

MORE DETAIL

STILL
NO SUBSTANCE!  NO SHAREHOLDER VALUE!

STILL
NO FUNDING INFORMATION FOR THE
US$106 MILLION OF PROMISES!

Montreal, Canada, July 14 - Dominion Bridge Corporation (NASDAQ: DBCO; VSE:
DMO.U) ("DBC"), in response to a press release issued July 11, 1997 by the Kuhns committee, reiterated its rejection of the Kuhns business plan as STILL HAVING NO MERIT AND NO SUBSTANCE. Specifically, the so-called financial projections issued by the Kuhns committee, while voluminous, fail to identify the source and nature of the required US$106 MILLION OF INVESTMENT which the Kuhns committee documentation states their program will require.

FIRSTKEY AND ITS CUBAN CONNECTION

Instead of more, there is less and less information about the mystery surrounding FirstKey Project Technologies Inc.'s ("FIRSTKEY") financial status and about the US$600 million backlog which the Kuhns committee claims. DBC has been advised by informed Government and industry sources that the so-called FIRSTKEY backlog pertains to co-generation power projects which are in the early stages of development, have no signed final Power Purchase Agreements, have no financing in place and are located in CUBA. FIRSTKEY's negotiations
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relative to these CUBA projects have not progressed beyond initial letters of intent with the Cuban government. This is NOT BACKLOG according to US-GAAP or CANADIAN GAAP. DBC is a Delaware registered company and, like other United States corporations, cannot trade, directly or indirectly, with CUBA. There is a serious potential legal liability associated with the Kuhns committee's proposal to have DBC acquire the shares or the assets of a company doing business in CUBA. DBC has always respected both the spirit and the letter of the "TRADING WITH THE ENEMIES ACT" and will not entertain the legal acquisition as proposed by the Kuhns committee.

MISUSE OF INSIDER INFORMATION AND MISREPRESENTATIONS

Kuhns committee's projections are derived from a document that John Dutton remitted to DBC's lawyers as a result of John Dutton's deposition. This document confirms that the Kuhns committee has been using highly confidential insider information not available in the public domain. These projections include numerous items which are identical to DBC's internal projections which were prepared by John Dutton for DBC while he was an officer of DBC's subsidiary.

Kuhns committee's budget repeatedly uses the term "AS FILED WITH THE SEC" in an attempt to make shareholders believe that the Kuhns committee's projections have been approved by the SEC. Furthermore, DBC shareholders have reported that members of the Kuhns committee represented to them that the SEC had, in fact, approved their budget. These pronouncements are entirely false as the SEC mandate and regulations do not provide for such approvals. Under U.S. Federal law, it would be a criminal offence to make such representations.

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CONSIDERATION OF THE LEGAL IMPLICATIONS

DBC has obtained independent legal opinions confirming that the Kuhns committee's proxy solicitation consent process is illegal and that the Kuhns committee's proposed by-laws are illegal under Delaware law. Moreover, even if the Kuhns committee is successful in achieving the required votes, the Delaware court will still have to rule on the legality of the Kuhns committee proxy solicitation. During the lengthy court process, the company would be in a corporate gridlock and could not function in a normal operating manner. Investment bankers, brokers and financial advisers should inform themselves of any potential legal consequences before advising their clients to vote in favour of the Kuhns committee.

WHO IS MANAGEMENT?

Kuhns committee's proposal confirms what DBC has been saying all along, that the members of the Kuhns committee have NO EXPERIENCE and NO EXPERTISE IN OUR INDUSTRY. Kuhns committee had to assemble in haste a last-minute management team to provide a semblance of industry experience.

KUHNS COMMITTEE'S MISLEADING PROJECTIONS

Kuhns committee's hypotheses supporting their budget is a litany of gloom and doom setting the stage for the Kuhns committee to "back up the truck" and write-off items which have not been considered as write-offs by DBC's auditors. The budget also calls for their own proxy solicitation cost to be paid by DBC. The budget still does not identify the source of funds for the required US$106 million and does not define the level of debt, equity and dilution to the DBC shareholders. In Kuhns committee's budget, revenue and profit increases are derived solely from the consolidation of FIRSTKEY's project in CUBA and from the privatization of McConnell Dowell Corporation ("MDC"). However, Kuhns committee has still not demonstrated how it can

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grow the existing North American base without the acquisition of FIRSTKEY.
Kuhns committee's plan does not deal with the complex legal issues to privatize MDC. At the MDC share price of today, the privatization cost, which would have to be done at a premium, would cost in excess of US$45 million. Kuhns committee's budget does not reflect the transaction and carrying cost of this US$45 million privatization, as well as the balance of the US$106 million to carry out their plan, therefore, inflating their profit projections. In summary, Kuhns committee's budget does not deal with events of default relative to the credit facility of DBC and of MDC, to the surety bonding facility of DBC and MDC, does not reveal the source of financing, the level of dilution and the debt load on the balance sheet of DBC and of MDC.

CONTINGENT VALUE RIGHTS ("CVR") OR VIRTUAL REALITY RIGHTS?

Kuhns committee's proposal to issue CVRs is intended to create the illusion that DBC shareholders will receive US$2.50 minimum value for their shares. DBC has had many corporate achievements in a very short period of time but it has never been able to PRINT MONEY! WHAT is the present value of the CVRs? WHERE is the back-up financial guarantee for the CVRs? The Kuhns committee wants to reserve the rights to extend the CASH-IN period or issue additional treasury shares in satisfaction of the CVR value, creating unlimited dilution. This is a Virtual Reality Right! In fact, since 1996, the DBC shareholders are protected by a Rights Plan which sets a higher minimum than the Virtual Reality Right. Kuhns committee is capping off DBC's share price at US$2.50 for the next 18-24 months.

WHY vote for this unfunded and dilutive CVRs, WHEN the DBC shareholders can obtain immediate real enhanced value through the Legg Mason accelerated plan which is reviewing a number of serious industry and financial proposals for the Company.
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COMMITTEE'S DAMAGE TO THE COMPANY

Kuhns committee filed its proxy solicitation on May 23, 1997, commissioned a credit check on DBC while, at the same time, the members of the Kuhns committee engaged in corporate terrorist acts aimed at destabilizing DBC by contacting its clients, its employees, its suppliers and spreading lies, innuendoes and allegations. These self-serving corporate terrorist acts, together with the Kuhns committee "whisper campaign" were pre-meditated and well orchestrated and aimed only at undermining the operations of the company without bringing any value to those shareholders who have a real stake in DBC.

LET'S FOCUS ON THE REAL ISSUES

DBC shareholders should not be distracted or intimidated by the Kuhns committee's attacks on DBC and should not be pressured by the artificial deadline set by the Kuhns committee. The real issues are not to replace the current management team with the Kuhns committee team. This argument is stale and no longer valid. The real issue is the best choice for the Company among the real alternatives being considered by Legg Mason. The fact of the matter is that the Kuhns committee DOES NOT HAVE REAL ANSWERS and DOES NOT HAVE ANY MONEY to finance their plan. This is not a TAKE-BACK, this is a TAKE-UNDER!

Instead, we ask the DBC shareholders to provide DBC and its Board of Directors with their full support and cooperation in their current accelerated mandate with Legg Mason to review strategic alternatives to enhance shareholder value.

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IF YOU HAVE ALREADY SIGNED A WHITE CONSENT CARD, PLEASE SIGN AND SEND THE GREEN
REVOCATION CARD NOW!

IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT MORROW AND COMPANY
(212) 754-8000 OR 1-800-662-5200


Dominion Bridge was established in 1879. The company is active in the international engineering and infrastructure markets. It manages projects and operates facilities in North and South America, Europe and the Asia Pacific. The company, together with its subsidiaries, employs more than 6,500 people, with this year's anticipated revenues of over US $600 million. Consolidated backlog is approximately US $500 million.

Dominion Bridge Corporation's subsidiaries are Dominion Bridge, Inc., Steen Becker, Inc. and Davie Industries. Its Australian subsidiary, McConnell Dowell Corporation is a major Asian Pacific engineering firm.

1997

This news release is neither approved nor disapproved by the Vancouver Stock Exchange.